UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2008

Bottomline Technologies (de), Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-25259	02-0433294
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

325 Corporate Drive, Portsmouth, New Hampshire		03801
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (603) 436-0700

Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 18, 2008, the compensation committee of the board of directors of Bottomline Technologies (de), Inc. (“Bottomline”) reviewed the compensation plan for Robert A. Eberle, President and Chief Executive Officer, and Peter S. Fortune, Chief Operating Officer and President of Bottomline Europe, and approved the plan, based on the same methodology used in prior years, for the fiscal year ended June 30, 2009.  The bonus plan provides for the payment of cash bonuses of up to 120% of base salary for Mr. Eberle 100% of base salary for Mr. Fortune based upon the achievement of revenue and operating income targets established by the committee and the achievement of key management objectives.  The cash bonuses are based on a percentage of base compensation and are intended to be measured and paid quarterly, with an opportunity for review of the overall bonus at year end.  Determinations regarding the bonuses are at the discretion of the committee.

Also on September 18, 2008, Bottomline entered into a letter agreement (the “Letter Agreement”), effective as of September 18, 2008, with Joseph L. Mullen, the Chairman of the Board of Directors of Bottomline.  The Letter Agreement supersedes the letter agreement dated November 18, 2006 between Bottomline and Mr. Mullen.  It also supersedes the Amended and Restated Employment Agreement, dated as of November 21, 2002, as amended (the “Employment Agreement”), between Bottomline and Mr. Mullen, except that, as was also the case with the letter agreement dated November 18, 2006, should Mr. Mullen’s engagement with Bottomline be terminated in the manner described in Section 6.2, 6.3 or 6.4 of the Employment Agreement and pursuant to the terms of such provision, Section 6.5 of the Employment Agreement would have applied, Mr. Mullen generally will have a period of two years (or the remainder of the applicable option term if less than two years) after the date of such termination to exercise his Bottomline stock options.  In addition, the provisions of Section 16 of the Employment Agreement, relating to taxes, will remain in effect through November 21, 2011.

Under the terms of the Letter Agreement, the Company will retain Mr. Mullen’s services for (a) $125,000 per year for the period beginning on November 16, 2008 and ending on November 16, 2009 and (b) $100,000 per year for each year during the period beginning on November 17, 2009 and ending on November 16, 2011, at which time Mr. Mullen’s role and services will be re-evaluated.  In the event that, prior to November 21, 2011, a change of control (as defined in the Employment Agreement) occurs, Mr. Mullen’s right to exercise his unvested stock options will become immediately exercisable in full and all vesting restrictions applicable to restricted stock awards will lapse in full.  Under the agreement, Mr. Mullen is also eligible to be reimbursed by Bottomline for reasonable business expenses and, until he reaches age 65, to participate in Bottomline’s health insurance plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bottomline Technologies (de), Inc.

September 19, 2008	By:	/s/ Kevin Donovan
Kevin Donovan
Chief Financial Officer and Treasurer